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                                  EXHIBIT 6.6

         STATEMENT OF PARTICULARS OF EMPLOYMENT UNDER SECTION 1 OF THE
                  EMPLOYMENT RIGHTS ACT 1996 FOR PAUL CARROLL

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                     STATEMENT OF PARTICULARS OF EMPLOYMENT
                UNDER SECTION 1 OF THE EMPLOYMENT RIGHTS ACT 1996

From:   Integrity Holdings Ltd. ("the Company")

To:     Paul Carroll ("the Employee")

INTERPRETATION

1. Where the context allows use of the masculine shall imply the feminine or neuter, the use of the singular shall imply the plural and vice versa

2. Any provisions of this agreement found invalid or unenforceable shall not affect the other provisions which will remain in full force and effect

3. This agreement (and all documents incorporated into it by reference) constitutes the whole agreement between the Company and Employee provided that additional terms and conditions confirmed by a duly authorized representative in writing as having such an effect may be incorporated into this agreement

4. This statement sets out the particulars of your employment with the Company as at 1st November 1998 which are required to be given to you under the Employment Rights Act 1996 and forms the basis of your Contract of Employment

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1.     COMMENCEMENT OF EMPLOYMENT

       1.1 Your employment commenced on 15th July 1988 and no employment with a previous employer counts as part of your period of continuous employment

       1.2 Your previous service (if any) of [illegible] will count towards continuous employment from date

       1.3 Your employment will be for an initial period of 3 years. You can terminate your employment for any reason by giving 3 months prior notice. If the company terminates your employment for any reason, other then those referred to in Appendix 2, prior to the end of the 3 year period the company will pay in full the salary outstanding for the unexpired period of the contract.


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2.     JOB TITLE

       The title of the job that you are employed to do is Chief Financial Officer but this may change from time to time to reflect your actual responsibilities with the Company. THE JOB DESCRIPTION MAY FROM TIME TO TIME BE AMENDED BY THE COMPANY AND IN ADDITION TO THE DUTIES SET OUT IN IT YOU MAY AT ANY TIME BE REQUIRED TO TAKE ADDITIONAL OR OTHER DUTIES NECESSARY TO MEET THE REQUIREMENTS OF THE COMPANY.

3.     LOCATION OF WORK

       Your normal place of work will be at the company address. The Company reserves the right to transfer the Employee to alternative positions provided these are no less favourable to him or to another location if the necessity arises. In cases of substantial change, the Employee will receive an amendment to his Contract of Employment

4.     REMUNERATION

       4.1 Your salary will commence at the gross rate of L70,000 per annum plus, executive car and bonuses as set out in Appendix I and/or latest review letter payable in arrears at monthly intervals after deduction of PAYE income tax and national insurance contributions by [illegible] monthly. You are responsible for informing the Company of your bank and/or PAYE and National Insurance details

       4.2 The Company reserves the right to deduct from your remuneration under these terms and conditions and from any other sums owed or owing by the Company to you one day's pay for each day of unauthorised absence. Unauthorised absence shall include any absence from work unless due to:--

              4.2.1  Genuine sickness which has been notified to the Company;

              4.2.2  Absence for which the Company has given permission;

              4.2.3 Genuine reasons outside your control which are acceptable to the Company

       4.3 The Company shall be entitled at any time during your employment and in any event on termination for whatever reason to deduct from your remuneration under these terms and conditions or from any other sums owed or owing by the Company to you any monies due from you to the Company including (but not limited to) any outstanding loans, overpayments, advances, the cost of repairing any damage or loss to the Company's property caused by you, excess holidays taken and any other monies owed or owing by you to the Company

       4.4 The Company will review your salary in its absolute discretion during the following January and on an annual basis thereafter

5.     EXPENSES

       5.1 If you are required to work away from your normal place of business you will be


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              entitled to reimbursement of any expenses incurred by you on behalf of the Company on production of original receipts. Claims for expenses must be submitted monthly on the Company's standard expense form to which the receipts must be attached

       5.2    The following expenses can normally be claimed:--

              5.2.1 Petrol, oils and lubricants or other transport costs at a rate previously agreed by the Company;

              5.2.2  Car parking charges;

              5.2.3 Repairs and spare parts if previously agreed with the Company;

              5.2.4 A motor mileage allowance for privately owned vehicles used for the Company's business (presently at 35p per mile);

              5.2.5 Telephone calls made in connection with the Company's business;

              5.2.6 Meals (excluding lunches unless previously agreed by the Company);

              5.2.7  Stationery

       5.3 Other than in exceptional circumstances, hotel and other accommodation expenses will not be reimbursed unless previously authorised by the Company

       5.4 Expenses cannot be claimed in respect of your journey to and from your normal place of work

6.     VEHICLE

       6.1 You may be provided with a vehicle deemed by the Company to be suitable for the performance of your duties under this Agreement in respect of which the Company will pay the running costs whilst you are performing your duties together with all insurance and maintenance costs

       6.2    If you are provided with a vehicle, you must ensure that:-

              6.2.1 Regular servicing is carried out in accordance with the manufacturer's recommendations and that all roadworthiness certificates required for the vehicle are obtained and maintained in date;

              6.2.2  You provide safe parking or garaging overnight;

              6.2.3 You carry out regular cleaning and basic maintenance of the vehicle;

              6.2.4 Any accidents are reported immediately to the Company's insurers with no liability having been admitted by you and when necessary that all insurance claim forms and estimates are submitted;

              6.2.5  The vehicle records are kept up to date;


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              6.2.6  A current tax disc is displayed;

              6.2.7  Smoking is prohibited in the vehicle

       6.3 If through your gross negligence any damage is "caused to the vehicle, you will be responsible for reimbursing the Company in full the cost of any repairs or other expenses incurred by the Company in returning the vehicle to the condition in which it was entrusted to you

       6.4 In all cases you shall be responsible for the discharge of the excess on all claims settled by the Company's insurers and for payment of all fines connected with the use of the vehicle

       6.5 The Company will be responsible for insuring all its property including tools, which may be entrusted to the Employee. The Employee will be under a duty to ensure that these goods are not damaged or lost. Any Company property entrusted to the Employee must be returned by the Employee on request by the Company. If the Employee fails to return any Company property its value will be deducted from the Employees next monthly salary payment. Company property must not be left in a vehicle overnight and should not be left unattended for any unnecessary length of time. Should any of the Company's property be left in the vehicle, the vehicle must be alarmed and immobilised

       6.6 If you wish to use your own vehicle in the performance of your duties, you must first obtain the consent of the Company and must ensure that adequate insurance cover is provided to cover the business use

7.     COMMISSION

       7.1    N/A

8.     HOURS OF WORK

       8.1 Your normal hours of work will be from 9:00am to 5:30pm Monday to Friday inclusive, with an hour's break for lunch each day to be taken by arrangement with the Company

       8.2 You may also be required to work additional or different hours without additional remuneration as may be necessary for the full and effective performance of your duties as the Company may reasonably require of you from time to time

9.     HOLIDAYS

       9.1 You am entitled, in addition to the normal public holidays, to take 25 working days in each complete holiday year which runs from 1st January to 31st December and you will be paid your normal basic remuneration during such holidays

       9.2 Should the Employee have completed a full year's continuous service on 31st December each year the employee will receive an additional day's holiday. This


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              will continue yearly to a maximum of 35 days entitlement

       9.3 If your employment commences or terminates part way through the holiday year, your entitlement to holidays during that year will be calculated pro rata to your annual entitlement by reference to the number of complete months worked in that year

       9.4 You will be entitled to payment in lieu of holidays accrued to you and untaken as at the date of termination of employment. Deductions from final salary due to you on termination of employment will be made in respect of any holidays taken in excess of entitlement. One day's holiday pay is calculated as 1/260th of your annual basic salary

       9.5 Reasonable notice of intention to take holidays. must be given to the Company, and all holidays must be taken at times, which have been previously approved and agreed in writing by the Company

       9.6 Holiday entitlement unused at the end of the holiday year CANNOT be carried over into the next holiday year, nor will payment be made in lieu of unused holiday [OTHER THAN IN EXCEPTIONAL CIRCUMSTANCES AND AT THE COMPANY'S ABSOLUTE DISCRETION]

10.    SICKNESS AND OTHER ABSENCE

       10.1 If you are absent from work on account of sickness or injury, you or someone on your behalf should inform The Sales Director or a deputy appointed by him of the reasons for your absence as soon as possible but no later than 10.30 am on the working day on which absence first occurs. If the sickness continues into subsequent working weeks, the Employee must ensure that he telephones the Company on the Monday of each week to notify this

       10.2 In respect of absence lasting 7 or fewer calendar days, you need not produce a medical certificate unless you are specifically requested to do so. You must, however, provide written reasons for your absence immediately you return to work after such absence

       10.3 In respect of absence lasting more than 7 calendar days, you must on the 8th calendar day of absence provide a medical certificate stating the reasons for absence and thereafter provide a like certificate each week to cover any subsequent period of absence

       10.4 The Company reserves the right to ask you at any stage of absence to produce a medical certificate and/or to undergo a medical examination

       10.5 If you are absent due to sickness or injury, you will not be paid your normal salary for the period of absence, but you may be entitled to company sick pay ("CSP") and/or statutory sick pay ("SSP") for all or part of your absence

       10.6 CSP is not payable during the Probationary Period. For the first 10 working days, (whether continuous or cumulative) absence through sickness or injury in any period of 12 months, CSP is equivalent to your normal basic salary less any SSP or other state benefits to which you are entitled


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       10.7   This paragraph applies only to periods of absence through sickness or injury of 11 or more consecutive working days. During such periods, CSP will first be paid in accordance with paragraph 10.6. Once your total number of days' absence in the proceeding 12 month period has reached 10, CSP for the subsequent days will be that sum which when added to your entitlement to SSP produces the same net amount as half of your basic salary, save that CSP will only be paid until the total number of days' absence in the 12 month period is 17

       10.8 Entitlement to SSP depends upon the number of days of sickness. There is no entitlement for the first three qualifying days. For these purposes qualifying days are Monday to Friday. SSP is payable to you by the Company for up to 28 weeks, after which you are expected to claim from the DSS any state benefits for which you are eligible.

       10.9   Entitlement to both CSP and SSP is dependent upon the following:

              10.9.1 proper notification of your absence in accordance with paragraph 10.1 above; and

              10.9.2 proper provision of medical certificates in accordance with paragraphs 10.2 and 10.3 above

       10.10 If you recover compensation from a third party in respect of any injury which results in your absence from work you will be liable to repay to the Company all remuneration which you have received during such absence or the amount of compensation recovered, whichever is the lesser.

11.    MATERNITY LEAVE

       11.1 If the Employee is pregnant and has (or will have by the eleventh week before the Employee's expected week of confinement) completed two years' continuous service, the Employee will be entitled to maternity pay and to return to her job after an absence for pregnancy and confinement, provided that she:

              11.1.1 continues to be employed by the Company until immediately before the beginning of the eleventh week before the expected week of her confinement

              11.1.2 advised the Company in writing not less than three weeks before her absence begins (or, if that is not reasonably practicable, as soon as is reasonably practicable) that she will be, or is, absent from work wholly or partly because of her pregnancy or confinement

              11.1.3 arranges that the Company is supplied with a letter or certificate signed by her medical practitioner or a midwife confirming her pregnancy and specifying the expected week of her confinement

              11.1.4 includes in the letter mentioned in 11.1.2 above a
                     statement that she intends to return to work with the Company

              11.1.5 responds in writing within 14 days (or as soon as
                     reasonably practicable


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                     thereafter) of receiving a letter from the Company
                     requesting confirmation of her intention to return to work. (Note that the Company's letter will not be sent earlier than seven weeks after the beginning of the week in which the Employee notified the date confinement was due and that failure to respond to it within the period mentioned will mean that the Employee will forfeit the right to return to work) and

              11.1.6 gives notice of her intention to return at least 21 days before she wishes to return, as long as such notice can be given no later than 26 weeks after the week in which confinement occurred in order that the Employee returns to work no later than 29 weeks calculated from midnight on the Sunday at the beginning of the week on which the confinement occurred

       11.2 The date of return notified by the Employee may be extended by up to a further four weeks, but no longer, if the Employee submits a medical statement showing that for reasons of health the Employee would be unable to return on the day orginally advised. The information given in this paragraph is only a summary of the principal rights of pregnant employees. The Employee is advised to request the Company no later than fourteen weeks before the expected week of confinement and preferably well before then, for full details of rights to maternity pay and leave

12.    PENSION

       [THE COMPANY DOES NOT OPERATE A PENSION SCHEME AND THERE IS NO CONTRACTING OUT CERTIFICATE IN FORCE IN RESPECT OF YOUR EMPLOYMENT]

13.    NOTICE OF TERMINATION OF EMPLOYMENT


       13.1 Subject to paragraph 1.3 the length of notice which you are entitled to receive from the Company to terminate your employment is one month until you have been continuously employed for 5 years and thereafter your notice entitlement shall be one week for each year of continuous employment until you have completed 12 years of continuous employment after which you will be entitled to 12 weeks' notice

       13.2 Subject to paragraph 1.3 the length of notice which you are obliged to give to the Company to terminate your employment is one month. Such notice must be given in writing

       13.3 The Company may make a payment to you in lieu of the notice to which you are entitled

       13.4 If you leave without giving the minimum period of notice or you leave during the notice period without the consent of the Company, the Company reserves the right to deduct one day's pay for each day not worked during the notice period

       13.5 You shall upon request at any time and in any event upon the termination of your employment immediately deliver to the Company all plans, keys, security


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              passes, statistics, documents, records, papers, magnetic disks, tapes or other software storage media, credit cards and all property of whatsoever nature which may be in your possession or control and relate in any way to the business affairs of the Company and you shall not, without the written consent of the Company, retain any copies of any of these items

14.    GRIEVANCE PROCEDURE

       14.1 Except during the Probationary Period, if you are unhappy about any aspect of your employment, you may raise the matter at first instance orally or in writing with your superior. If this does not produce a satisfactory resolution of your grievance, you may appeal in writing within 14 days to the Company Secretary, and thereafter within 14 days to the Managing Director whose decision shall be final

       14.2 At any stage of the grievance procedure you may be accompanied by a colleague. If you invoke your right to appeal under 14.1 you should notify the Sales Director of the name of your colleague in advance of any meeting

15.    DISCIPLINARY RULES AND PROCEDURE

       The Company's disciplinary rules and procedures are set out in Appendix 2 attached to this statement

16.    RESPONSIBILITIES

       16.1 In addition to the specific duties which the Employee will be given, you must at all times

              16.1.1 endeavour to provide the best possible service to customers of the Company

              16.1.2 assist to the best of the Employee's ability to ensure that the Company achieves its stated objectives

              16.1.3 protect the interest of the Company and in particular protect all confidential information of the company which may come into the Employee's possession

17.    TRAINING

       17.1 You may at the Company's expense be provided with training during the course of your employment

       17.2 The Company reserves the right to recover the cost of any such training from you if within three months from the end of any training course you give to the Company notice to terminate your employment


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18.    HEALTH AND SAFETY AT WORK

       18.1 The Employee will be responsible for ensuring that the Employee's place of work and working practices are such that the requirements of the Health and Safety at Work legislation are met by the Employee and the Company

       18.2 Should the Employee discover any circumstances which the Employee feels needs attention he should contact his immediate superior without delay

19.    GENERAL

       19.1 If any doubt exists as to what can or cannot be done, used or disclosed the Employee should contact his immediate manager

       19.2 If any part or parts of this agreement are held by any court or tribunal to be illegal or unenforceable such ruling shall not affect the remainder of this agreement, which shall continue to have effect and be enforceable

20.    INTELLECTUAL PROPERTY RIGHTS

       20.1 It is agreed that the intellectual property rights and all ownership rights of any software that the Employee may develop or work on whilst in the employment of ISL shall remain solely with ISL.

21.    CONFIDENTIALITY AND POST-TERMINATION RESTRICTIONS

       21.1 You agree to abide by the terms of the confidentiality and post-termination restrictions which are set out in Appendix 3 attached to this statement and which form part of your contract of employment

22.    COLLECTIVE AGREEMENTS

       22.1 No collective agreement directly affects the terms and conditions of your employment

23.    SUBSTITUTION FOR ANY PREVIOUS AGREEMENT

       23.1 This Agreement cancels and is in substitution of all previous letters of engagement, agreements and arrangements whether oral or in writing related to the subject matter hereof between the Company and yourself, all of which shall be deemed to have been terminated by mutual consent

24.    LAW

       24.1 This Agreement shall be governed by and construed in accordance with the Laws of England whose Courts shall be courts of competent jurisdiction


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SIGNED   [ILLEGIBLE]                       DATE    [ILLEGIBLE]
      -------------------------------          -------------------
      FOR & ON BEHALF OF
      INTEGRITY HOLDINGS LTD


Please acknowledge receipt of this statement by signing below and returning it to the Sales Director.

I, Paul Carroll, acknowledge that I have received a statement of the particulars of my employment as required by Section 1 of the Employment Rights Act 1996 and confirm my agreement that these constitute my contract of employment with the Company.

SIGNED  /s/ Paul Carroll               DATE    18/7/98.
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         PAUL CARROLL


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